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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                 MARCH 12, 1998
                               ----------------

                              MAC-GRAY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                   011-13495                 04-3361982
     (STATE OR OTHER            (COMMISSION FILE          (I.R.S. EMPLOYER
      JURISDICTION                  NUMBER)              IDENTIFICATION NO.)
    OF INCORPORATION)

                               ----------------

                      22 WATER STREET, CAMBRIDGE, MA 02141
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (617) 492-4040
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


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--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  On March 12, 1998, Mac-Gray Corporation, a Delaware corporation (the "Registrant"), acquired Intirion Corporation, a Delaware corporation ("Intirion"), by way of the merger of MI Acquisition Corp. ("MIAC"), a Delaware corporation and a wholly-owned subsidiary of the Registrant, with and into Intirion pursuant to an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Agreement"), by and among the Registrant, Intirion, MIAC and Robert P. Bennett.

  In consideration, the Registrant issued, pursuant to the Agreement, 1,592,992 shares of its $.01 par value common stock (the "Registrant's Common Stock") valued at approximately $29.5 million based upon the closing price of the Registrant's Common Stock (NYSE: TUC) on March 12, 1998. Included within the 1,592,992 of issued shares are 159,233 shares which are being held in escrow to satisfy any potential claims in accordance with the Agreement. In addition, the Registrant paid $1,033,125 in cash, $1,032,090 of which was paid to the holder of Intirion's Senior Redeemable Preferred Stock and the balance of which was paid in lieu of issuing fractional shares.

  The funds used to pay the cash portion of the consideration were comprised primarily of borrowings under the Registrant's $50 million revolving credit facility with State Street Bank and Trust Company and CoreStates Bank.

  Intirion is a supplier of combination refrigerator/freezer/microwave ovens to multiple housing facilities such as colleges and universities, military bases, economy hotels and motels and assisted living facilities. For the twelve month period ended June 30, 1997, Intirion had total revenues of $23,477,000. The merger is being accounted for as a pooling of interests.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS*

                                                                           PAGE
                                                                           ----
   (a) Financial Statements of Business Acquired
       Report of Independent Accountants................................    F-1
       Consolidated Balance Sheet as of June 30, 1996 and 1997 and
        December 31, 1997 (unaudited)...................................    F-2
       Consolidated Statement of Operations for the Years Ended June 30,
        1995, 1996 and 1997 and for the Six Months Ended December 31,
        1996 and 1997 (unaudited).......................................    F-3
       Consolidated Statement of Changes in Stockholders' Deficit for
        the Years Ended June 30, 1995, 1996 and 1997 and for the Six
        Months Ended December 31, 1997 (unaudited)......................    F-4
       Consolidated Statement of Cash Flows for the Years Ended June 30,
        1995, 1996 and 1997 and for the Six Months Ended December 31,
        1996 and 1997 (unaudited).......................................    F-5
       Notes to Consolidated Financial Statements.......................    F-6
   (b) Pro Forma Financial Information
       Pro Forma Unaudited Condensed Combined Financial Information.....   F-18
       Pro Forma Unaudited Condensed Combined Balance Sheet as of
        December 31, 1997...............................................   F-19
       Pro Forma Unaudited Condensed Combined Statement of Operations
        for the Years Ended December 31, 1997 and June 30, 1997.........   F-20
       Pro Forma Unaudited Condensed Combined Statement of Operations
        for the Years Ended December 31, 1996 and June 30, 1996.........   F-21
       Pro Forma Unaudited Condensed Combined Statement of Operations
        for the Years Ended December 31, 1995 and June 30, 1995.........   F-22
       Notes to the Pro Forma Unaudited Condensed Combined Financial
        Information.....................................................   F-23
       Unaudited Pro Forma Combined Statement of Income for the year
        Ended December 31, 1997.........................................   F-25

--------
* Capitalized terms used in the footnotes and the notes to the financial statements and the pro forma financial statements and not defined therein shall have the meanings ascribed to them in the Registrant's Registration Statement on Form S-4 (Reg. No. 333-45899).

    (c) Exhibits
    EXHIBIT NO.                         DESCRIPTION
    -----------                         -----------                        ---
        2.1       The Agreement and Plan of Merger, dated as of December
                  22, 1997, by and among Mac-Gray Corporation, MI
                  Acquisition Corp., Intirion Corporation and Robert P.
                  Bennett is incorporated by reference to the
                  Registration Statement on Form S-4 filed with the
                  Securities and Exchange Commission on February 9, 1998
                  (Reg. No. 333-45899).

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MAC-GRAY CORPORATION

                                                  /s/ Patrick A. Flanagan
                                          By:__________________________________
                                            Patrick A. Flanagan
                                            Executive Vice President and
                                            Secretary

Dated: March 12, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and  Stockholders of Intirion Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intirion Corporation and its subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts
August 22, 1997

                              INTIRION CORPORATION

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                    JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 -------  -------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................... $   --   $   --     $   --
  Accounts receivables, net of allowance for
   doubtful accounts of $42, $18 and $91 at June
   30, 1996 and 1997 and December 31, 1997
   (unaudited), respectively....................   2,981    2,314      2,641
  Inventories...................................   3,240    4,322      4,631
  Prepaid expenses and other current assets.....     120       87        226
  Income tax receivable.........................     --        20         20
  Deferred income taxes.........................      23       23         23
                                                 -------  -------    -------
    Total current assets........................   6,364    6,766      7,541
                                                 -------  -------    -------
  Fixed assets, net.............................     432      645        666
  Rental equipment, net.........................   4,547    5,271      6,726
  Other assets, net.............................     795      816        928
  Deferred income taxes.........................     101      101        101
                                                 -------  -------    -------
    Total assets................................ $12,239  $13,599    $15,962
                                                 =======  =======    =======
LIABILITIES, REDEEMABLE STOCK AND WARRANTS AND
 STOCKHOLDERS' DEFICIT
Current liabilities:
  Demand line of credit......................... $ 3,374  $ 2,525    $ 4,742
  Amounts due under inventory credit line.......     --     3,694      2,241
  Current portion of subordinated notes
   payable......................................     134      153        160
  Accounts payable and accrued expenses.........   5,143    3,448      2,325
  Deferred rental revenue and customer
   deposits.....................................      95      102      2,552
  Income taxes payable..........................      38      --           5
                                                 -------  -------    -------
    Total current liabilities...................   8,784    9,922     12,025
                                                 -------  -------    -------
Subordinated notes payable......................     148      --         --
                                                 -------  -------    -------
Commitments (Note 16)...........................
Redeemable stock and warrants (Note 10).........   5,924    6,526      6,963
                                                 -------  -------    -------
Stockholders' deficit:
  Common stock, $.01 par value:
    Authorized--2,500,000 shares
    Issued--687,868 shares at June 30, 1996 and
     1997 and
     December 31, 1997
    Outstanding--676,173 shares at June 30, 1996
     and 1997 and 669,688 shares at December 31,
     1997 (unaudited)...........................       7        7          7
    Additional paid-in capital..................     899      899        899
    Accumulated deficit.........................  (3,354)  (3,586)    (3,734)
    Notes receivable from stock issuance........     (52)     (52)       --
                                                 -------  -------    -------
                                                  (2,500)  (2,732)    (2,828)
    Less--cost of 11,695 shares of common stock
     held in treasury at June 30, 1996 and 1997
     and 18,180 shares at December 31, 1997
     (unaudited)................................    (117)    (117)      (198)
                                                 -------  -------    -------
                                                  (2,617)  (2,849)    (3,026)
                                                 -------  -------    -------
Total liabilities, redeemable stock and
 warrants, and stockholders' deficit............ $12,239  $13,599    $15,962
                                                 =======  =======    =======

   The accompanying notes are an integral part of these financial statements

                              INTIRION CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30,        DECEMBER 31,
                                 -------------------------  ------------------
                                  1995     1996     1997      1996      1997
                                 -------  -------  -------  --------  --------
                                                               (UNAUDITED)
Net product sales............... $13,573  $15,036  $20,034  $ 12,736  $ 11,789
Rental revenue..................   2,069    2,797    3,443     1,286     1,566
                                 -------  -------  -------  --------  --------
                                  15,642   17,833   23,477    14,022    13,355
                                 -------  -------  -------  --------  --------
Cost of product sales...........   9,296   10,247   13,870     8,824     7,908
Cost of rental revenue..........     556      832    1,271       430       563
                                 -------  -------  -------  --------  --------
                                   9,852   11,079   15,141     9,254     8,471
                                 -------  -------  -------  --------  --------
Gross profit....................   5,790    6,754    8,336     4,768     4,884
Selling, general and
 administrative expenses........   5,735    6,168    7,490     3,938     4,272
Restructuring expenses..........     276      --       --        --        --
                                 -------  -------  -------  --------  --------
Income (loss) from operations...    (221)     586      846       830       612
Interest expense, net...........     153      398      454       200       314
                                 -------  -------  -------  --------  --------
Income (loss) before income
 taxes..........................    (374)     188      392       630       298
Income tax expense..............      26       49       22        19         9
                                 -------  -------  -------  --------  --------
  Net income (loss)............. $  (400) $   139  $   370  $    611  $    289
                                 -------  -------  -------  --------  --------
  Accretion and dividends
   accrued on redeemable stock..    (456)    (486)    (602)     (301)     (437)
                                 -------  -------  -------  --------  --------
  Income (loss) available to
   common stockholders.......... $  (856) $  (347) $  (232) $    310  $   (148)
                                 =======  =======  =======  ========  ========
Income Per Share Data:
  Basic income (loss) per common
   share (Note 14).............. $ (1.31) $  (.48) $  (.30) $    .40  $   (.19)
                                 =======  =======  =======  ========  ========
  Dilutive income (loss) per
   common share
   (Note 14).................... $ (1.31) $  (.48) $  (.30) $    .34  $   (.19)
                                 =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                              INTIRION CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                 COMMON STOCK
                          --------------------------    NOTE
                                          ADDITIONAL RECEIVABLE                          TOTAL
                          NUMBER OF  PAR   PAID-IN   FROM STOCK ACCUMULATED TREASURY STOCKHOLDERS'
                           SHARES   VALUE  CAPITAL    ISSUANCE    DEFICIT    STOCK      DEFICIT
                          --------- ----- ---------- ---------- ----------- -------- -------------
Balance at June 30,
 1994...................   644,068   $ 6     $752      $ --        (2,151)   $ --       $(1,393)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (456)                 (456)
Issuance of common stock
 pursuant to the
 exercise of options....    21,400     1       61        (62)
Net loss................                                             (400)                 (400)
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1995...................   665,468     7      813        (62)      (3,007)               (2,249)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (486)                 (486)
Issuance of common stock
 pursuant to the
 exercise of options....    13,400             52        (52)
Issuance of common stock
 pursuant to the
 exercise of warrants...     9,000             34                                            34
Purchase of treasury
 stock..................                                  62                  (117)         (55)
Net income..............                                              139                   139
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1996...................   687,868     7      899        (52)      (3,354)    (117)      (2,617)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (602)                 (602)
Net income..............                                              370                   370
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1997...................   687,868     7      899        (52)      (3,586)    (117)      (2,849)
Accretion and dividends
 accrued on redeemable
 stock (unaudited)......                                             (437)                 (437)
Purchase of treasury
 stock (unaudited)......                                  52                   (81)         (29)
Net income (unaudited)..                                              289                   289
                           -------   ---     ----      -----      -------    -----      -------
Balance at December 31,
 1997 (unaudited).......   687,868   $ 7     $899      $ --       $(3,734)   $(198)     $(3,026)
                           =======   ===     ====      =====      =======    =====      =======


   The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA )

                                                             SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30,        DECEMBER 31,
                                  -------------------------  ------------------
                                   1995     1996     1997      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIV-
 ITIES:
Net income (loss)...............  $  (400) $   139  $   370  $    611  $    289
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and amortization..      740    1,079    1,343       784       777
 Net (gain) loss on sale of
  rental equipment..............      (61)     (32)      68      (171)     (133)
 Proceeds from sales of rental
  equipment.....................      210      107      656       516       371
 Noncash interest income........      --        (5)     --        --        --
 Noncash interest expense.......      --       --       --         17         7
 Changes in operating assets and
  liabilities, net of the ef-
  fects of acquisitions:
 (Increase) decrease in accounts
  receivable....................    1,043   (1,630)     667       (78)     (327)
 (Increase) decrease in invento-
  ries..........................   (2,600)     603   (1,082)      940      (309)
 (Increase) decrease in prepaid
  expenses and other current as-
  sets..........................      (89)      74       33       (95)     (168)
 Increase in income tax receiv-
  able..........................      --       --       (20)      (78)      --
 Increase in other assets.......       (5)     (51)    (122)      (44)     (170)
 Increase (decrease) in accounts
  payable and accrued expenses..    1,260    1,954   (1,695)   (4,072)   (1,123)
 Increase (decrease) in income
  taxes payable.................       22       (4)     (38)      (33)        5
 Increase in deferred rental
  revenue and customer depos-
  its...........................       37       41        7     2,212     2,450
                                  -------  -------  -------  --------  --------
  Net cash provided by operating
   activities...................      157    2,275      187       509     1,669
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM INVESTING ACTIV-
 ITIES:
Purchase of fixed assets........     (226)    (284)    (404)     (269)     (136)
Purchases of rental equipment...   (3,474)  (2,091)  (2,499)   (2,375)   (2,297)
Acquisition of business.........     (357)     --       --        --        --
                                  -------  -------  -------  --------  --------
  Net cash used for investing
   activities...................   (4,057)  (2,375)  (2,903)   (2,644)   (2,433)
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM FINANCING ACTIV-
 ITIES:
Advances (payments) under demand
 line of credit, net............    3,080      294     (849)       89     2,217
Borrowings (payments) under in-
 ventory credit line............      --       --     3,694     2,046    (1,453)
Amounts advanced under employee
 notes..........................      --       (50)     --        --        --
Repayments of capital lease ob-
 ligations......................       (9)     --       --        --        --
Repayments of subordinated notes
 payable........................     (111)    (122)    (129)      --        --
Proceeds from issuance of common
 stock..........................      --        34      --        --        --
Payment of dividends on Series A
 redeemable convertible
 preferred stock................      --       (72)     --        --        --
                                  -------  -------  -------  --------  --------
  Net cash provided by financing
   activities...................    2,960       84    2,716     2,135       764
                                  -------  -------  -------  --------  --------
Net decrease in cash............     (940)     (16)     --        --        --
Cash, beginning of period.......      956       16      --        --        --
                                  -------  -------  -------  --------  --------
Cash, end of period.............  $    16  $   --   $   --   $    --   $    --
                                  =======  =======  =======  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid for interest.........  $   160  $   387  $   388  $    152  $    363
                                  =======  =======  =======  ========  ========
 Cash paid for income taxes.....  $   --   $    53  $    80  $    230  $      4
                                  =======  =======  =======  ========  ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

  During the year ended June 30, 1995, the Company issued 21,400 shares of common stock pursuant to the exercise of stock options in exchange for a promissory note in the amount of $62 (Note 11).

  During the year ended June 30, 1996, the Company issued 13,400 shares of common stock pursuant to the exercise of stock options in exchange for promissory notes in the amount of $52. The Company accepted 11,695 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $117. (Note 11). The Company issued 90,000 shares of common stock subject to redemption pursuant to the exercise of warrants using a cashless exercise feature.

  During the six months ended December 31, 1997 (unaudited), the Company accepted 6,485 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $81 (Note 11).

  The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS

  Originally incorporated as MicroFridge, Inc., Intirion Corporation (the "Company") is engaged in the development, distribution, rental and sale of multi-purpose appliances to commercial and residential markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of these financial statements are as follows:

 Principles of Consolidation

  The consolidated financial statements include the accounts of Intirion Corporation and its wholly owned subsidiary, MFI Leasing, Inc. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue from product sales is recognized upon shipment of the product. Rental revenue is recognized ratably over the related contractual period, which is less than one year. The Company offers limited duration warranties for its products and, at time of sale, provides reserves for all estimated warranty costs.

  The Company sells its products primarily to academic institutions and the U.S. government. The Company rents its products primarily to academic institutions and students at academic institutions. Ongoing credit evaluations of customers' financial condition are performed, and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Inventories

  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and consist primarily of finished goods.

 Fixed Assets and Rental Equipment

  Fixed assets and rental equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Tooling costs are depreciated using the units-of-production method. Repair and maintenance costs are expensed as incurred.

 Intangible Assets

  Included in other assets are intangible assets (primarily customer lists) of $901 and $1,008 at June 30, 1996 and 1997, respectively, that were acquired by the Company. These intangible assets are being amortized on a straight-line basis ranging from 5 to 10 years. Accumulated amortization totaled $185 and $286 at June 30, 1996 and 1997, respectively.

 Marketing Costs

  The Company's marketing costs relating to rental revenue include direct response advertising campaigns conducted by the Company's marketing group which include payments for printing, postage and other costs

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

incurred to originate accounts. Based on the criteria established in SOP 93-7 "Reporting on Advertising Costs," the Company has expensed these costs as incurred. Amounts charged to advertising expense and included in selling, general and administrative expenses totaled $136, $444 and $698 for the fiscal years 1995, 1996 and 1997, respectively.

 Stock-based Compensation

  The Company accounts for stock-based compensation awards to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations. Since it is the Company's policy to grant options with an exercise price equal to the fair value of the underlying stock on the grant date, no compensation cost has been recognized for employee options under the Company's stock option plan. In June 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-based Compensation" (Note 12).

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred taxes for the difference between the financial statement and tax bases of assets and liabilities utilizing current tax rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income (Loss) Per Common Share

  The Company accounts for income (loss) per share in accordance with Statement of Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic income per share and diluted income per share ("EPS"). Basic EPS includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. Diluted EPS has been calculated using the treasury stock method.


 Reclassifications

  Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These reclassifications had no impact on net income for prior years.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position of the Company at December 31, 1997 and the results of operations and cash flows of the Company for the six months ended December 31, 1996 and 1997 as presented in the accompanying financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for the full fiscal year.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


3. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of accounts receivable, demand line of credit, amounts due under inventory credit line, accounts payable and accrued expenses, and subordinated debt approximate fair value, because of their short maturity or holding period.

4. RESTRUCTURING EXPENSE

  During the year ended June 30, 1995, the Company recorded a restructuring charge of approximately $276. The restructuring charge consisted primarily of termination payments paid to thirteen employees and other costs incurred as a part of the Company's plan to restructure its sales force. All amounts recorded in conjunction with this restructuring were paid prior to June 30, 1995.

5. FIXED ASSETS AND RENTAL EQUIPMENT

  Fixed assets, net consist of the following:

                                                                    JUNE 30,
                                                      DEPRECIABLE  ------------
                                                         LIVES     1996   1997
                                                     ------------- -----  -----
   Furniture and fixtures...........................   2-7 years   $ 192  $ 336
   Computer software and equipment..................   3-5 years     458    539
   Tooling costs.................................... 250,000 units   212    271
   Vehicles.........................................    5 years       10     10
                                                                   -----  -----
                                                                     872  1,156
   Less--Accumulated depreciation...................                (440)  (511)
                                                                   -----  -----
                                                                   $ 432  $ 645
                                                                   =====  =====

  The Company has entered into agreements to provide rental appliances to various customers. Rental equipment of $4,547 and $5,271 at June 30, 1996 and 1997, respectively, net of accumulated amortization of $1,437 and $2,168, respectively, represents equipment rented to various academic institutions and individuals under renewable contracts of various lengths. Rental equipment is being depreciated over the estimated useful life of the equipment of 7 years.

  Depreciation expense totaled $693, $988 and $1,242 for fiscal years 1995, 1996 and 1997, respectively. During 1997, the Company changed its estimate on the useful lives on furniture and fixtures to properly reflect the lives of newer assets purchased in 1996 and 1997. The effect of this change resulted in a reduction of 1997 depreciation expense of $81.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Accounts payable............................................... $4,485 $2,823
   Bonus..........................................................    156    254
   Commission.....................................................     98    109
   Warranty.......................................................    131    128
   Other..........................................................    273    134
                                                                   ------ ------
                                                                   $5,143 $3,448
                                                                   ====== ======

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

7. DEMAND LINE OF CREDIT

  At June 30, 1996 and 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,374, $2,525 and $4,742, respectively, pursuant to a secured demand line of credit agreement with a bank that allows for maximum borrowings of $6,300 at June 30, 1997 and $7,500 at December 31, 1997 (unaudited). At June 30, 1996 and 1997, under the working capital component of the agreement, borrowings are restricted to the lesser of (i) $4,800 or (ii) the sum of (a) 80% of the eligible accounts receivable, as defined, and 50% of eligible inventory, as defined, and (b) 50% of issued and undrawn documentary purchase letters of credit advanced by the bank. The working capital component bears interest at 1% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.25%, 9.5% and 9.5% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). At June 30, 1996 and 1997, under the rental asset component of the agreement, borrowings are restricted to the lesser of
(i) $1,500 or (ii) 70% of the eligible rental equipment, as defined, plus 50% of outstanding rental letters of credit advanced by the bank. The rental asset component bears interest at 1.5% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.75%, 10.0% and 10.0% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). Interest expense in 1995, 1996 and 1997 totaled $124, $393 and $330, respectively. Borrowings under the line of credit agreement are secured by substantially all assets of the Company. On November 28, 1997, the Company amended the secured demand line of credit agreement to increase the borrowing bases to $5,500 and $2,000 relating to the working capital and rental asset components, respectively.

8. INVENTORY CREDIT LINE

  At June 30, 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,694 and $2,241, pursuant to a secured demand line with the Company's primary supplier relating to the purchase of finished goods. The line bears interest on balances greater than 30 days at prime rate plus 1% (9.5%) at June 30, 1997 and December 31, 1997 (unaudited). Interest expense totaled $93 for fiscal year 1997.

9. SUBORDINATED NOTES PAYABLE

  In connection with the acquisition of certain assets in 1994, the Company issued three non-interest bearing notes with an aggregate amount payable of $650. The notes are payable in four annual installments of $163, commencing in March 1995. As the notes are non-interest bearing, they were recorded by the Company at their present value on the date of acquisition using an interest rate of 10%. These notes are subordinate to the demand line of credit (see
Note 7).

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


10. REDEEMABLE STOCK AND WARRANTS

  Redeemable stock and warrants consist of the following:

                                                        JUNE 30,
                                                      ------------- DECEMBER 31
                                                       1996   1997     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
Preferred stock, $.01 par value;
  Authorized--200,000 shares
  Issued and outstanding--100,000 senior redeemable
   preferred shares,
   at issuance cost plus accumulated accretion and
   accrued dividends of $480, $800 and $1,088 at June
   30, 1996 and 1997 and December 31, 1997
   (unaudited), respectively......................... $4,187 $4,507   $4,795
  Issued and outstanding--40,000 Series A redeemable
   convertible preferred shares, at issuance cost
   plus accumulated accretion and accrued dividends
   of $912, $1,194 and $1,343 at June 30, 1996 and
   1997 and December 31, 1997 (unaudited),
   respectively......................................  1,467  1,749    1,898
  Common stock put warrants..........................     75     75       75
  Common stock subject to redemption, $.01 par value,
   90,000 shares issued and outstanding at June 30,
   1996 and 1997 and December 31, 1997, respectively,
   at issuance cost plus accumulated accretion.......    195    195      195
                                                      ------ ------   ------
                                                      $5,924 $6,526   $6,963
                                                      ====== ======   ======

 Senior Redeemable Preferred Stock

  In April 1994, the Company issued 100,000 shares of Senior Redeemable Preferred Stock ("Senior Stock") with detachable common stock warrants to purchase 267,284 shares of common stock at $12.50 per share.

  The Company is required to redeem one third of the outstanding Senior Stock annually, over a three-year period beginning in April 1999 at a redemption price equal to $40.00 per share, plus accrued but unpaid dividends (the "Liquidation Value"). This redemption obligation is being accreted through April 2001 by charges to accumulated deficit. In the event of an initial public offering of the common stock of the Company subsequent to January 1, 1997 which yields gross underwriting proceeds of $10,000 (a "Qualified IPO"), the Company is required to redeem the Senior Stock at a redemption price per share equal to $40 per share plus all accrued and unpaid dividends. The Company may also be required to redeem the Senior Stock prior to April 1999 at the Liquidation Value upon the occurrence of certain defined events.

  Holders of the Senior Stock are initially entitled to one vote for each share of common stock which may be purchased by the common stock warrants held by the holders of the Senior Stock, subject to certain adjustments in the event the Senior Stock is redeemed. An affirmative vote of not less than two-thirds of the outstanding Senior Stock is required to approve certain actions, as defined in the Senior Stock agreement, by the Company.

  In the event of dissolution, liquidation or winding up of the Company, the holders of Senior Stock have liquidation preference over all other preferred and common stockholders and are entitled to $40.00 per share, plus accrued but unpaid dividends.

  Cumulative dividends of 6.0% per annum are payable when and if declared by the Board of Directors, upon mandatory redemption or upon liquidation. The Senior Stock Purchase Agreement requires the maintenance of certain financial and non-financial covenants, the more restrictive of which require the maintenance of specific levels of tangible net worth and limit the annual amount of common stock the Company may repurchase. Since

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

June 30, 1996, the Company has not been in compliance with certain covenants. Under the terms of the Senior Stock Purchase Agreement, the dividend rate increased by 2%. The Senior Stock has dividend preference over all other classes of stock. Cash dividends not to exceed $36 per year may be paid to the holders of the Series A Redeemable Convertible Preferred Stock under certain conditions, so long as a like dividend is paid to the holders of the Senior Stock. During 1996, cash dividends of $72 were paid to the holders of the Series A Redeemable Convertible Preferred Stock. The holders of the Senior Stock waived their rights to payment of a like dividend. No dividends were paid in 1997.

 Series A Redeemable Convertible Preferred Stock

  In connection with the issuance of the Senior Stock, the holders of the Series A Redeemable Convertible Preferred Stock ("Preferred Stock") agreed to extend the redemption period of the Preferred Stock. As a result, the holders of the Preferred Stock may require the Company to repurchase up to one third of the preferred shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares shall be: (i) the greater of (a) ten times the earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) if the Company has cumulative net income for the period January 1, 1992 through the redemption date of at least $1,000, $15.00 per share, plus interest compounded at 17% per annum plus (ii) any accrued but unpaid dividends. This redemption obligation has been calculated using an interest rate of 17%, compounded annually, plus accrued, but unpaid dividends and is being accreted through the redemption dates by charges to accumulated deficit.

  Each share of Preferred Stock may be converted at any time at the option of the stockholder into six shares of common stock of the Company. At June 30, 1997, the Company has reserved 240,000 shares of common stock for the conversion of all shares of the Preferred Stock.

  The holders of the Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock could be converted. In addition, certain decisions and transactions, as described in the Preferred Stock agreement, require the approval of at least two-thirds of the preferred stockholders.

  In the event of the liquidation of the Company, the holders of the Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount equal to the greater of (i) $15.00 per share, plus any accrued but unpaid dividends or (ii) an amount per share which would have been payable had each share been converted to common stock immediately prior to the dissolution of the Company.

  The holders of the Preferred Stock are entitled to receive cumulative dividends at an annual rate of $.90 per share.

COMMON STOCK PUT WARRANTS AND COMMON STOCK SUBJECT TO REDEMPTION

  In connection with the issuance of the Preferred Stock, the Company issued warrants for the purchase of 120,000 shares of common stock with an exercise price of $2.50 per share. These warrants were exercised in 1996 using a cashless exercise feature. The holders of this stock can require the Company to repurchase up to one third of the shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares is the greater of (a) ten times earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) the amount that would be paid as a liquidation distribution on the Preferred Stock, plus any accrued but unpaid dividends on the Preferred Stock. The Company's maximum future redemption obligation at June 30, 1997 is $370, which is being accreted through the redemption dates by charges to accumulated deficit.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  In connection with the issuance of the Senior Stock, the Company issued warrants for the purchase of 267,284 shares of common stock (the "Warrant Shares"). The warrants are exercisable at an initial price of $12.50 per share, subject to reduction upon the occurrence of certain events. For financial accounting purposes, a value of $75 was ascribed to the warrants. The holders of the warrants may require the Company to repurchase up to one third of the Warrant Shares per year during the period from April 22, 1999 through April 22, 2001. The repurchase price of such shares shall be the greater of (a) the book value of the Warrant Shares, as defined, (b) the average daily closing price for twenty days prior to the repurchase, if the common stock is publicly traded or (c) a third party sale value, less the exercise price of the warrant. In certain circumstances, the Company may also call the warrants prior to the repurchase period. At June 30, 1997, the Company had no future redemption obligation as management believed that the repurchase price of the Warrant Shares was approximately zero. In the event a redemption obligation arises, this redemption obligation will be accreted through the repurchase dates by charges to accumulated deficit.

11. STOCKHOLDERS' DEFICIT

 Common Stock Warrants

  In connection with the issuance of common stock during 1990, the Company issued warrants for the purchase of 9,000 shares of common stock at an exercise price of $3.75. These warrants were exercised during 1996.

  In connection with the issuance of subordinated debt in 1993, the Company issued warrants for the purchase of 37,500 shares of common stock. The warrants are exercisable at $5.00 per share and expire in March 1998. The value ascribed to the warrants was not significant.

  On April 26, 1994, the Company issued a warrant in conjunction with the acquisition of a business to purchase a total of 800 shares of its common stock. The warrant is exercisable at $8.00 per share and expires in April 2004. The value ascribed to the warrant was not significant.

  On April 30, 1997, the Company issued a warrant in conjunction with a sales agreement to purchase a total of 5,000 shares of its common stock at a price of $12.50 per share. The warrant is exercisable at the option of the holder over a vesting period of five years. The value ascribed to the warrant was not significant.


 Nonqualified Stock Options

  During 1989, the Company granted options to consultants of the Company to purchase 20,000 shares of common stock. The options are exercisable at $2.50 per share and expire on March 31, 1999. At June 30, 1997, all such options are exercisable. The value ascribed to the nonqualified stock options was not significant.

  At June 30, 1997, the Company has reserved 330,584 shares of common stock for issuance upon the exercise of the nonqualified options and the common stock warrants for common stock.

 Notes Receivable for Stock Issuance

  During 1995, the Company accepted a note receivable as consideration for the purchase of 21,400 shares of common stock, pursuant to the exercise of previously granted stock options. The note bears interest at 8% per annum and is secured on a full-recourse basis by all of the holder's personal assets. The Company accepted 6,295 shares with a value of $10.00 as payment of the note, plus accrued interest. These shares are included in treasury stock.

  During 1996, the Company accepted notes receivable as consideration for the purchase of 13,400 shares of common stock, pursuant to the exercise of previously granted stock options. The notes bear interest at 10% per

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

annum and are secured on a full-recourse basis by all of the holders' personal assets. During the six months ended December 31, 1997, the Company accepted 4,716 shares (unaudited) with a value of $12.50 per share as payment of these notes, plus accrued interest. These shares are included in treasury stock.

 Treasury Stock

  In addition to the item noted previously, treasury stock includes 5,400 shares of common stock with a value of $10.00 which were accepted as payment for an outstanding loan, plus accrued interest, to a former employee. During the six months ended December 31, 1997, the Company accepted 1,769 shares (unaudited) with a value of $12.50 per share as payment for an outstanding loan, plus accrued interest, to a former employee.

12. STOCK PLAN

  During 1989, the Board of Directors adopted the 1989 Stock Plan (the "Plan"). Under the Plan, directors, officers, employees and certain other individuals may be awarded shares of common stock or granted options and rights to purchase up to 200,000 shares of common stock of the Company. Options granted may be either incentive stock options or non-qualified options. In 1997, the Company amended the Plan to increase the number of shares of common stock available for grant to 225,000.

  Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share on the date of such grant as determined by the Board of Directors (not less than 110% of such value in the case of holders of 10% or more of the total combined voting power of all classes of the Company's stock).

  Non-qualified options may be granted to any employee, officer, director or consultant at an exercise price per share of not less than the lesser of book value per common share or fifty percent of the fair market value per common share on the date of grant.

  Options under the Plan are exercisable over periods determined by the Board of Directors, not to exceed ten years from the date of grant. In the event of termination of the optionee's relationship with the Company, vested options not yet exercised terminate 90 days from the optionee's termination date.

  Option activity under the Plan during the years ended June 30, 1996 and 1997 are summarized as follows:

                                            YEAR ENDED JUNE 30,
                              -------------------------------------------------
                                       1996                     1997
                              ------------------------ ------------------------
                                           WEIGHTED                 WEIGHTED
                                           AVERAGE                  AVERAGE
                               SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                              --------  -------------- --------  --------------
Outstanding at beginning of
 period.....................   136,900      $ 6.07      148,950      $ 7.04
  Granted...................    37,200       10.00       51,750       11.14
  Exercised.................   (13,400)       3.91          --          --
  Cancelled.................   (11,750)       8.54      (26,700)       9.68
                              --------                 --------
Outstanding at period end...   148,950        7.04      174,000        7.82
                              ========                 ========
Options exercisable at pe-
 riod end...................    66,600        4.45       81,390        5.21
                              --------                 --------
Weighted average fair value
 of options granted during
 the period.................  $   2.42                 $   2.90
                              ========                 ========
Options available for future
 grants.....................    15,650                   15,600
                              ========                 ========

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  The following table summarizes information about employee options outstanding and exercisable at June 30, 1997:

                                                          WEIGHTED
                                                          AVERAGE
                                                         REMAINING
     RANGE OF                                 NUMBER    CONTRACTUAL    NUMBER
   EXERCISE PRICES                          OUTSTANDING LIFE (YEARS) EXERCISABLE
   ---------------                          ----------- ------------ -----------
   $ 0.25..................................     6,000         3         6,000
   $ 2.50..................................    22,000         3        16,760
   $ 3.75..................................    24,000         5        27,440
   $ 8.00..................................    29,700         7        17,220
   $10.00..................................    68,800         9        13,970
   $12.50..................................    23,500        10           --
                                              -------                  ------
                                              174,000                  81,390
                                              =======                  ======

FAIR VALUE DISCLOSURES

  Had compensation cost for the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income on a pro forma basis would have been as follows:


                                                                     YEAR ENDED
                                                                      JUNE 30,
                                                                     -----------
                                                                     1996  1997
                                                                     ----- -----
   Net income
     As reported.................................................... $ 139 $ 370
     Pro forma......................................................   125   326

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1996 and 1997: dividend yield of 0.0% for both years; risk-free interest rates of 5.7% and 6.2% for 1996 and 1997, respectively; and a weighted-average expected option term of 5 years for both years. Because additional option grants are expected to be made each year and options vest over several years, the above pro forma results are not representative of pro forma effects of reported net income for future years.

13. INCOME TAXES

  Income tax expense is summarized as follows:

                                                                    YEAR ENDED
                                                                     JUNE 30,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Current
     Federal..................................................... $16  $38  $16
     State.......................................................  10   11    6
   Deferred
     Federal..................................................... --   --   --
     State....................................................... --   --   --
                                                                  ---  ---  ---
                                                                  $26  $49  $22
                                                                  ===  ===  ===

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  Deferred tax assets and liabilities are as follows:

                                                                  YEAR ENDED
                                                                   JUNE 30,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $1,037  $1,080
     Alternative minimum tax credit carryforwards...............    106      50
     Bad debt reserve...........................................     17       7
     Inventory reserve..........................................    --       37
     Rental asset reserve.......................................     17     --
     Amortization...............................................     53      53
                                                                 ------  ------
                                                                  1,230   1,227
   Deferred tax liabilities
     Depreciation and amortization..............................   (597)   (722)
     Deferred revenue...........................................     (6)    (11)
                                                                 ------  ------
                                                                   (603)   (733)
   Gross deferred tax assets....................................    627     494
   Deferred tax asset valuation allowance.......................   (503)   (370)
                                                                 ------  ------
   Net deferred tax asset....................................... $  124  $  124
                                                                 ======  ======

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. Statutory federal rate to pretax income as a result of the following differences:

                                                             YEAR ENDED
                                                              JUNE 30,
                                                          ------------------
                                                          1995   1996  1997
                                                          -----  ----  -----
   Income tax provision (benefit) at the Statutory U.S.
    tax rates............................................ $(127) $ 64  $ 134
   Increase (decrease) in rates resulting from:
     Change in valuation allowance.......................   133   (16)  (133)
     Nondeductible items.................................    13    (8)    15
     State taxes, net....................................     7     9      6
                                                          -----  ----  -----
     Income tax provision at the effective tax rates..... $  26  $ 49  $  22
                                                          =====  ====  =====

  At June 30, 1997, the Company has the following net operating loss carryforwards available to reduce future federal taxable income:

   Net operating loss carryforwards relating to losses incurred prior to
    November 30, 1990, utilization limited to $170 per year.............  $  386
   Net operating loss carryforwards relating to losses incurred in the year ending December 31, 1994 and June 30, 1997, utilization not re-
    stricted............................................................     330
   Net operating loss carryforwards relating to losses incurred in the six months ended June 30, 1995, utilization limited to $304 through
    2001................................................................   1,826
                                                                          ------
                                                                          $2,542
                                                                          ======

  Subsequent ownership changes could further affect the limitations in future years.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


14. INCOME (LOSS) PER SHARE DISCLOSURES

                                                       FOR THE YEAR ENDED JUNE 30,
                    ----------------------------------------------------------------------------------------------------
                                  1995                              1996                              1997
                    --------------------------------  --------------------------------  --------------------------------
                                               PER                               PER                               PER
                       LOSS        SHARES     SHARE     INCOME       SHARES     SHARE     INCOME       SHARES     SHARES
                    (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT
                    ----------- ------------- ------  ----------- ------------- ------  ----------- ------------- ------
Net income
 (loss)...........     $(400)                            $ 139                             $ 370
Less accretion and
 dividends accrued
 on redeemable
 stock............      (456)                             (486)                             (602)
                       -----                             -----                             -----
Loss available to
 common
 stockholders.....     $(856)      653,629    $(1.31)    $(347)      725,647    $(0.48)    $(232)      777,872    $(.30)
                       =====       =======    ======     =====       =======    ======     =====       =======    =====

                                        FOR THE SIX MONTHS ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                                        1996                             1997
                          -------------------------------- --------------------------------
                                                     PER                              PER
                            INCOME       SHARES     SHARE    INCOME       SHARES     SHARES
                          (NUMERATOR) (DENOMINATOR) AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT
                          ----------- ------------- ------ ----------- ------------- ------
Net income .............     $ 611                            $ 289
Less accretion and divi-
 dends accrued on
 redeemable stock.......      (301)                            (437)
                             -----                            -----
Income (loss) available
 to common
 stockholders...........     $ 310       777,872     $.40     $(148)      777,872    $(.19)
                             =====       =======     ====     =====       =======    =====
EFFECT OF DILUTIVE SECU-
 RITIES
Put warrants............                  66,821
Nonqualified options....                  27,408
Warrants................                  18,910
Incentive stock op-
 tions..................                  16,592
                                         -------
Income available to
 common stockholders
 plus assumed
 conversions............     $ 310       907,603     $.34
                             =====       =======     ====

  Preferred Stock (Note 10) was not included in the computation of dilutive income (loss) per share for all periods presented because the effect of such inclusion would be anti-dilutive.

  Incentive and nonqualified stock options, put warrants and warrants to purchase an aggregate of 590,284, 494,334, 512,384, and 522,084 shares of common stock at June 30, 1995, 1996 and 1997 and December 31, 1997 (unaudited) at various exercises prices ranging from $.25 to $12.50 were outstanding at those dates but were not included in the computation of dilutive income (loss) per common shares because the effect of such inclusion would be anti-dilutive.

15. SIGNIFICANT CUSTOMER

  Net sales to a single customer totaled approximately $3,860 and $6,143 for years ended June 30, 1996 and June 30, 1997, respectively, or approximately 26% and 31%, respectively, of the Company's net product revenues. There was no one single customer which accounted for more than 10% of the Company's net product revenues during the year ended June 30, 1995.

16. LEASE COMMITMENTS

  The Company conducts a major part of its operations from leased facilities. These facility leases are classified as operating leases for financial accounting purposes. Rent expense under all of its operating leases

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

approximated $157, $113 and $155 for the years ended June 30, 1995, 1996 and 1997, respectively. Future minimum lease payments under all noncancellable leases are as follows:

       YEAR ENDED                                                   AGGREGATE
        JUNE 30,                                                  ANNUAL RENTAL
       ----------                                                 -------------
         1998....................................................     $229
         1999....................................................      233
         2000....................................................      238
         2001....................................................      177
         Thereafter..............................................       89

17. RETIREMENT SAVINGS PLAN

  In 1993, the Company adopted a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company through June 30, 1997.

18. SUBSEQUENT EVENT (UNAUDITED)

  On December 22, 1997, the Company signed an Agreement and Plan of Merger with Mac-Gray Corporation. The merger is subject to applicable regulatory and stockholder approvals. Management expects the merger to be consummated in early 1998.

         PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

  The following pro forma unaudited financial information gives effect to the Merger to be accounted for as a pooling of interests. The pro forma unaudited condensed balance sheet presents the combined financial position of Mac-Gray and Intirion as of December 31, 1997 assuming that the Merger had occurred as of December 31, 1997. Such pro forma information is based upon the historical balance sheet data of Mac-Gray and Intirion as of that date. The pro forma unaudited condensed statement of operations gives effect to the proposed Merger by combining the results of operations of Mac-Gray for the three years ended December 31, 1997 with the results of operations of Intirion for the three years ended June 30, 1997, respectively, on a pooling of interests basis. The pro forma unaudited Mac-Gray condensed statement of operations data for the year ended December 31, 1997 include the results of operations of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The historical results of Sun Services for the period from April 1, 1997 to April 17, 1997 (the acquisition date) have not been included and are not material to Mac-Gray. The unaudited pro forma combined statement of income for Sun Services has been included following the notes to pro forma unaudited condensed combined financial information. The operations of Intirion for the six months ended December 31, 1997, resulting in net sales and net income of $13,355,000 and $289,000, have not been included in the pro forma statements of operations.

  The pro forma unaudited financial information does not purport to represent what Mac-Gray's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Mac-Gray's financial position or results of operations for any future date or period. This pro forma unaudited financial information should be read in conjunction with the historical financial statements and notes thereto of Mac-Gray and Intirion included elsewhere in this Prospectus/Proxy Statement.

                              MAC-GRAY CORPORATION
              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                    MAC-GRAY  INTIRION  ADJUSTMENTS(A) COMBINED
                                    --------  --------  -------------- --------
                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.......  $ 3,774   $   --       $(1,000)    $ 2,774
  Trade receivables, net..........    4,256     2,641          --        6,897
  Inventory.......................    2,886     4,631          --        7,517
  Prepaid commissions and other
   assets.........................    2,818       269          --        3,087
                                    -------   -------      -------     -------
    Total current assets..........   13,734     7,541       (1,000)     20,275
                                    -------   -------      -------     -------
Property, plant & equipment, net..   37,699     7,392          --       45,091
Intangible assets, net............   27,926       691          --       28,617
Other assets......................    5,015       338          --        5,353
                                    -------   -------      -------     -------
Total assets......................  $84,374   $15,962      $(1,000)    $99,336
                                    =======   =======      =======     =======
LIABILITIES, REDEEMABLE STOCK AND
 WARRANTS AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
  Current portion of long-term
   debt and line of credit
   borrowings.....................  $ 2,026   $ 7,143      $   --      $ 9,169
  Accounts payable and accrued ex-
   penses.........................   12,593     2,330          600      15,523
  Deferred revenues and deposits..      --      2,552          --        2,552
                                    -------   -------      -------     -------
    Total current liabilities.....   14,619    12,025          600      27,244
Long-term debt....................    5,395       --           --        5,395
Capital lease obligations.........      491       --           --          491
Other liabilities.................    6,911       --           --        6,911
                                    -------   -------      -------     -------
    Total liabilities.............   27,416    12,025          600      40,041
                                    -------   -------      -------     -------
Redeemable stock and warrants.....    7,797     6,963       (6,963)      7,797
                                    -------   -------      -------     -------
Stockholders' equity (deficit)
  Common Stock:
    Mac-Gray Corporation..........      110       --            16         126
    Intirion Corporation..........      --          7           (7)        --
  Additional paid-in capital......   51,035       899        5,756      57,690
  Retained earnings (deficit).....   (1,984)   (3,734)        (600)     (6,318)
  Less-treasury stock at cost.....      --       (198)         198         --
                                    -------   -------      -------     -------
    Total stockholders' equity
     (deficit)....................   49,161    (3,026)       5,363      51,498
                                    -------   -------      -------     -------
Total liabilities, redeemable
 stock and warrants and
 stockholders' equity (deficit)...  $84,374   $15,962      $(1,000)    $99,336
                                    =======   =======      =======     =======

--------
(a) The pro forma condensed balance sheet gives effect to the proposed Merger of Mac-Gray and Intirion by combining the respective balance sheets of the two companies at December 31, 1997 on a pooling of interests basis. As shown above, the accounts have been adjusted to reflect the issuance of 1,593,061 shares of Mac-Gray Common Stock and approximately $1,000,000 in exchange for all of the outstanding securities of Intirion. The excess of the value of Intirion securities received in exchange over the value of Mac-Gray Common Stock issued has been credited to additional paid-in capital. The accounts have also been adjusted to reflect estimated transaction costs of approximately $600,000 associated with the proposed Merger. See Note 3 on page F-23.

   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

                     PRO FORMA UNAUDITED CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1997       1997
                                   ------------ --------
                                    PRO FORMA                         PRO FORMA
                                   MAC-GRAY(A)  INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $83,402    $23,477      $--      $106,879
Cost of Revenue..................     62,270     15,141       --        77,411
                                     -------    -------      ----     --------
Gross Profit.....................     21,132      8,336       --        29,468
Operating expenses...............     10,658      7,490       --        18,148
                                     -------    -------      ----     --------
Operating Income.................     10,474        846       --        11,320
Other income (expense), net......     (2,429)      (454)      --        (2,883)
                                     -------    -------      ----     --------
Income before income taxes.......      8,045        392       --         8,437
Provision for income taxes(b)....     (5,206)       (22)      --        (5,228)
                                     -------    -------      ----     --------
Net income.......................    $ 2,839    $   370      $--      $  3,209
                                     =======    =======      ====     ========
Accretion and dividends accrued
 on redeemable stock.............        --        (602)      602          --
                                     -------    -------      ----     --------
Net income (loss) available to
 common stockholders.............    $ 2,839    $  (232)     $602     $  3,209
                                     =======    =======      ====     ========
Net income (loss) per common
 share (Note 5)..................    $  0.39    $ (0.30)              $   0.36
                                     =======    =======               ========
Weighted average common shares
 outstanding (Note 5)............      7,263        778                  8,856
                                     =======    =======               ========
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.38    $ (0.30)              $   0.36
                                     =======    =======               ========
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      7,391        778                  8,984
                                     =======    =======               ========
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 4,827    $  (232)     $602     $  5,197
                                     =======    =======      ====     ========
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.66    $ (0.30)              $   0.59
                                     =======    =======               ========
Tax adjusted net income (loss)
 per common share--assuming
 dilution (Note 5)...............    $  0.65    $ (0.30)              $   0.58
                                     =======    =======               ========

--------
(a) Includes the results of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The unaudited pro forma combined statement of income for Sun Services has been included following the notes to pro forma unaudited condensed combined financial information.
(b) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.


   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1996       1996
                                   ------------ --------              PRO FORMA
                                     MAC-GRAY   INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $64,427    $17,833     $  --      $82,260
Cost of Revenue..................     48,120     11,079        --       59,199
                                     -------    -------     ------     -------
Gross Profit.....................     16,307      6,754        --       23,061
Operating expenses...............      8,272      6,168        --       14,440
                                     -------    -------     ------     -------
Operating Income.................      8,035        586        --        8,621
Other income (expense), net......     (2,043)      (398)       --       (2,441)
                                     -------    -------     ------     -------
Income before income taxes.......      5,992        188        --        6,180
Provision for income taxes.......       (465)       (49)       --         (514)
                                     -------    -------     ------     -------
Net income.......................    $ 5,527    $   139     $  --      $ 5,666
                                     =======    =======     ======     =======
Accretion and dividends accrued
 on redeemable stock.............        --        (486)       486         --
                                     -------    -------     ------     -------
Net income (loss) available to
 common stockholders.............    $ 5,527    $  (347)    $  486     $ 5,666
                                     =======    =======     ======     =======
Net income (loss) per common
 share (Note 5)..................    $  0.87    $ (0.48)               $  0.71
                                     =======    =======                =======
Weighted average common shares
 outstanding (Note 5)............      6,368        726                  7,961
                                     =======    =======                =======
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.87    $ (0.48)               $  0.71
                                     =======    =======                =======
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      6,368        726                  7,961
                                     =======    =======                =======
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 3,595    $  (347)    $  486     $ 3,734
                                     =======    =======     ======     =======
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.56    $ (0.48)               $  0.47
                                     =======    =======                =======
Tax adjusted net income (loss)
 per common share-assuming
 dilution (Note 5)...............    $  0.56    $ (0.48)               $  0.47
                                     =======    =======                =======


   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

                     PRO FORMA UNAUDITED CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1995       1995
                                   ------------ --------              PRO FORMA
                                     MAC-GRAY   INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $50,710    $15,642        --      $66,352
Cost of Revenue..................     36,559      9,852        --       46,411
                                     -------    -------     ------     -------
Gross profit.....................     14,151      5,790        --       19,941
Operating expenses...............      6,887      5,735        --       12,622
Restructuring charge.............        --         276        --          276
                                     -------    -------     ------     -------
Operating Income.................      7,264       (221)       --        7,043
Other income (expense), net......     (1,120)      (153)       --       (1,273)
                                     -------    -------     ------     -------
Income before income taxes.......      6,144       (374)       --        5,770
Provision for income taxes.......       (374)       (26)       --         (400)
                                     -------    -------     ------     -------
Net income (loss)................    $ 5,770    $  (400)       --      $ 5,370
                                     =======    =======     ======     =======
Accretion and dividends accrued
 on redeemable stock.............        --        (456)       456         --
                                     -------    -------     ------     -------
Net income (loss) available to
 common stockholders.............    $ 5,770    $  (856)    $  456     $ 5,370
                                     =======    =======     ======     =======
Net income (loss) per common
 share (Note 5)..................    $  0.91    $ (1.31)               $  0.67
                                     =======    =======                =======
Weighted average common shares
 outstanding (Note 5)............      6,368        654                  7,961
                                     =======    =======                =======
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.91    $ (1.31)               $  0.67
                                     =======    =======                =======
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      6,368        654                  7,961
                                     =======    =======                =======
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 3,686    $  (856)    $  456     $ 3,286
                                     =======    =======     ======     =======
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.58    $ (1.31)               $  0.41
                                     =======    =======                =======
Tax adjusted net income (loss)
 per common share-assuming
 dilution (Note 5)...............    $  0.58    $ (1.31)               $  0.41
                                     =======    =======                =======


   See notes to pro forma unaudited condensed combined financial information.

     NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

  1. The pro forma unaudited condensed combined financial information reflects the issuance of shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, Intirion Options and Miscellaneous Warrants and the issuance of cash and shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Senior Preferred Stock in connection with the proposed Merger assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, Miscellaneous Warrants and Intirion Options and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million was issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock.

  The following table summarizes the Intirion Exchangeable Securities (other than the Intirion Senior Preferred Stock) and identifies the shares of Mac-Gray Common Stock to be issued in the exchange. The table excludes the estimated 275,224 shares of Mac-Gray Common Stock and approximately $1 million to be issued in exchange for the Intirion Senior Preferred Stock as these shares are not common equivalent shares of Intirion Common Stock and are being exchanged for a combination of Mac-Gray Common Stock and cash. The equivalent number of common shares presented below represents the incremental number of Intirion shares to be issued using the treasury stock method.

 INTIRION                     NUMBER OF EQUIVALENT NUMBER OF  MAC-GRAY COMMON
SECURITIES                     SHARES      COMMON SHARES     STOCK TO BE ISSUED
----------                    --------- -------------------- ------------------
Series A Preferred...........   40,000         240,000             263,690
Common Stock.................  759,688         759,688             834,674
Warrants and Options.........  506,484         199,756             219,473
                                             ---------           ---------
Total........................                1,199,444           1,317,837
                                             =========           =========
Calculated Exchange Ratio....                                         1.10
                                                                 =========

  The pro forma unaudited combined condensed balance sheet gives effect to the proposed Merger by combining the respective balance sheets of Mac-Gray and Intirion at December 31, 1997 on a pooling of interests basis. The excess of the value of Intirion shares received in exchange over the value of Mac-Gray shares issued ($5,756,000) has been credited to additional paid-in capital.

  The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of Mac-Gray for the three years ended December 31, 1997 with the results of operations of Intirion for the three years ended June 30, 1997, respectively, on a pooling of interests basis. The pro forma unaudited condensed combined statement of operations for the year ended December 31, 1997 also gives effect to Mac-Gray's acquisition of Sun Services on April 17, 1997, in a transaction accounted for as a purchase, and includes the results of operations of Sun Services as if it had occurred on January 1, 1997.

  2. There were no transactions between Mac-Gray and Intirion during any of the periods presented.

  3. Mac-Gray and Intirion expect to incur aggregate transaction costs of approximately $600,000 associated with the proposed Merger, primarily in the quarter in which the proposed Merger will be consummated. The pro forma condensed combined balance sheet as of December 31, 1997 has been adjusted to reflect these costs, most of which will not be deductible for corporate income tax purposes. These estimated costs are not reflected in the pro forma unaudited condensed combined statement of operations. The amount of these costs is a preliminary estimate and therefore is subject to change.

  4. Prior to the IPO, Mac-Gray was not subject to corporate federal income tax as all taxable income was passed through to the stockholders and was reported on their personal tax returns. Accordingly, the results of Mac-Gray through October 16, 1997 do not include any corporate federal income tax provisions.

The pro forma information on the accompanying unaudited condensed combined statement of operations reflects the estimated results of operations as if Mac-Gray had been subject to corporate income taxes during the periods presented. A similar pro forma calculation has been included in Mac-Gray's historical financial statements, as more fully described in Note 15 of Mac-Gray's Consolidated Financial Statements. Similar adjustments were not made for Intirion, as Intirion was subject to corporate federal income tax for all periods presented.

  5. The pro forma unaudited combined net income per share amounts are based on the weighted average number of shares of common stock and common stock equivalents issued and outstanding of Mac-Gray and Intirion for each period and have been restated to give effect to the adoption of Statement of Financial Accounting Standards No. 128 (SFAS 128) and Staff Accounting Bulletin No. 98 (SAB 98). Shares of Intirion have been adjusted to the equivalent shares of Mac-Gray Common Stock for each period presented. Net income per share amounts for Mac-Gray are reflective of the Mac-Gray Combination.

  The following unaudited pro forma combined statement of income for the year ended December 31, 1997 has been adjusted to reflect the Sun Services Acquisition as if it occurred on January 1, 1997. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to Mac-Gray.

                             MAC-GRAY CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                            COMPANY                                            PRO FORMA
                           YEAR ENDED                                          YEAR ENDED
                          DECEMBER 31,  SUN SERVICES   PRO FORMA ACQUISITION  DECEMBER 31,
                              1997     ACQUISITION (1) COMBINED  ADJUSTMENTS      1997
                          ------------ --------------- --------- -----------  ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................    $81,370        $2,032       $83,402     $           $83,402
Cost of revenue:
  Commissions...........     31,717           797        32,514                  32,514
  Laundry route
   expenditures.........     12,232           183        12,415                  12,415
  Depreciation and
   amortization.........      8,635           209         8,844      146 (2)      8,990
  Cost of equipment
   sales ...............      8,187           164         8,351                   8,351
                            -------        ------       -------     ----        -------
    Total cost of
     revenue............     60,771         1,353        62,124      146         62,270
                            -------        ------       -------     ----        -------
Operating expenses:
  General and
   administration.......      4,699           307         5,006      (69)(3)      4,937
  Sales and marketing...      5,165            47         5,212                   5,212
  Depreciation..........        503             6           509                     509
                            -------        ------       -------     ----        -------
    Total operating
     expenses...........     10,367           360        10,727      (69)        10,658
                            -------        ------       -------     ----        -------
Income from operations..     10,232           319        10,551      (77)        10,474
  Interest expense......     (2,521)          (89)       (2,610)                 (2,610)
  Other income
   (expense), net.......        181           --            181                     181
                            -------        ------       -------     ----        -------
Income before provision
 for income taxes.......      7,892           230         8,122      (77)         8,045
  Provision for income
   taxes(4).............     (5,206)          --         (5,206)                 (5,206)
                            -------        ------       -------     ----        -------
Net income..............    $ 2,686        $  230       $ 2,916     $(77)       $ 2,839
                            =======        ======       =======     ====        =======
Net income (loss) per
 common share (Note 5)..                                                        $  0.39
                                                                                =======
Weighted average common
 shares outstanding
 (Note 5)...............                                                          7,263
                                                                                =======
Net income (loss) per
 common share--assuming
 dilution (Note 5)......                                                        $  0.38
                                                                                =======
Weighted average common
 shares outstanding--
 assuming dilution
 (Note 5)...............                                                          7,391
                                                                                =======
Pro forma tax adjusted
 net income(5)..........    $ 4,735        $  138       $ 4,873     $(46)       $ 4,827
                            =======        ======       =======     ====        =======
Pro forma tax adjusted
 net income per common
 share(6)...............                                                        $  0.66
                                                                                =======
Pro forma tax adjusted
 net income per common
 share-assuming
 dilution(6)............                                                        $  0.65
                                                                                =======

--------
(1) For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 to April 16, 1997 have not been included and are not material to Mac-Gray.
(2) Reflects increased amortization, due to Mac-Gray application of purchase accounting in the Sun Services Acquisition, in which the excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and is being amortized over twenty years.
(3) Reflects the decrease in general and administration expenses due to the reduction of Sun Services executive compensation costs as a result of certain agreements entered into in connection with the Sun Services Acquisition.
(4) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.
(5) Pro forma tax adjusted net income has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.
(6) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, the Company has complied with Staff Accounting Bulletin No. 98 (SAB 98) recently issued by the SEC. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.